Exhibit 3.1.114

STATE OF SOUTH CAROLINA

SECRETARY OF STATE

ARTICLES OF INCORPORATION

1.	The name of the proposed corporation is Outback Steakhouse of South Carolina, Inc.

2.	The initial registered office of the corporation is 1441 Main Street, Suite 1500, Columbia, South Carolina 29201 and the initial registered agent as such address is Luther C. Kissam, IV.

3.	The corporation is authorized to issue shares of stock as follows: Complete a or b, whichever is applicable:

a.	☒ If the corporation is authorized to issue a single class of shares, the total number of shares authorized is 100 shares.

b.	☐ The corporation is authorized to issue more than one class of shares:

Class of Shares	Authorized No. of Each Class

The relative rights, preferences, and limitations of the shares of each class, and of each series within a class, are as follows:

N/A

4.	The existence of the corporation shall begin when these articles are filed with the Secretary of State unless a delayed date is indicated (See §33-1-230(b)): date of filing

5.	The optional provisions which the corporation elects to include in the articles of incorporation are as follows (See §33-2-102 and the applicable comments thereto; and 35-2-105 and 35-2-221 of the 1976 South Carolina Code):

See Exhibit A attached hereto

6.	The name and address of each incorporator is an follows (only one is required):

Name	Address	Signature
Luther C. Kissam, IV	1441 Main Street
Suite 1500
Columbia, SC 29201

7.	I, Luther C. Kissam, IV, an attorney licensed to practice in the State of South Carolina, certify that the corporation, to whose articles of incorporation this certificate is attached, has complied with the requirements Chapter 2, Title 33 of the 1976 South Carolina code relating to the articles of incorporation.

Date: June 23, 1992	/s/ Luther Kissam
Luther Kissam, IV 1441 Main Street, Suite 1500 Columbia, SC 29201

EXHIBIT A

1. Board of Directors. The Corporation shall have a Board of Directors initially consisting of four (4) directors. The number of directors may be increased or decreased from time to time by the Board of Directors pursuant to the Corporation’s Bylaws.

2. Cumulative Voting. Paragraphs (b) and (c) of Section 33-7-280 of the 1988 South Carolina Business Corporation Act (the”Act”) shall not apply; therefore, the shareholders shall not have the right to cumulate their vote for directors nor shall the shareholders be entitled to vote cumulatively for any other purpose.

3. Preemptive Rights. The holders of the outstanding common shares of the corporation shall, to the extent provided by law, have preemptive rights to acquire unissued shares of the Corporation, whether now or hereafter authorized.